CHARLES E. SMITH

                           Certified Public Accountant
                                 709-B West Rusk
                                    Suite 580
                              Rockwall, Texas 75087

                            TELEPHONE (214) 212-2307


                                December 30, 2003


Mr. Mark Wells
Mentor Promotions, Inc.
450 East Highway 67
Duncanville, Texas 75137


         RE:   Mentor Promotions, Inc.
               Form SB-1/A


Dear Mr. Wells:

         This letter shall serve to evidence my consent to being named in the Prospectus for the referenced Corporation's captioned registration statement as the certified public accountant for the Corporation in connection with the offering described therein. This letter shall also serve as my consent to the inclusion of my opinion on the financial statements of the Corporation as of December 31, 2002 and 2001, as a part of that registration statement and to my being named in the 'Experts' section of the registration statement as an expert in accounting and auditing.

         Please advise me if I may be of any further service in this respect.

Sincerely yours,


/s/ Charles E. Smith
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    Charles E. Smith